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[CAMBREX LOGO]

News Release

Date:    October 20, 2004
Contact: Anne-Marie Hess
         Director, Investor Relations & Corporate Communications
Phone:   201.804.3062
Email:   annemarie.hess@cambrex.com
Release: Immediate

CAMBREX ACQUIRES INNOVATIVE RAPID MICROBIAL DETECTION COMPANY

                   Takes Microbial Testing from Days to Hours

      East Rutherford, NJ - October 20, 2004 - Cambrex (NYSE: CBM) announces that its wholly-owned subsidiary, Cambrex France SARL, has acquired Genolife SA for approximately $6.0 million in cash. Genolife, located in Saint Beauzire, France, is an innovative biotechnology company specializing in rapid microbial detection testing for the pharmaceutical, agriculture, food, and cosmetic industries.

      "Cambrex's endotoxin and mycoplasma detection product lines will be enhanced by the addition of rapid microbial detection technologies provided by the Genolife acquisition and the recently announced Epoch Biosciences license," commented Dave Eansor, President Bioproducts. "The new microbial detection products that we develop will prove to be some of the fastest, most accurate, and highly sensitive available on the market."

      The Genolife technology measures total viable organisms (TVO) in less than 5 hours rather than days or weeks required for other methods of detection. Faster results will reduce costs by quickly confirming product specifications, identifying production problems or contaminated product, and reducing product hold times and product returns. Cambrex will also use the technology internally for in-process testing of its own media, biologics and cell therapy production to cut product costs and cycle times.

      Cambrex plans to leverage its existing endotoxin detection sales force for the introduction of the products and services using the Genolife and Epoch technologies. Product and service introductions are expected as early as 2005. The Company estimates the acquisition to be EPS neutral in 2005 and accretive thereafter.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201-804-3000 | Fax 201-804-3062 | www.cambrex.com

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      Genolife, founded in 1996 by Drs. Franck Chaubron and Bruno Venuat, has
provided products and services for bacterial, yeast and fungal identification and Genetically Modified Organism (GMO) detection services. Drs. Chaubron and Venuat will remain employees of Genolife to ensure that the value of the intellectual property is maximized.

ABOUT MICROBIAL DETECTION

      Microbial detection tests are used worldwide in the pharmaceutical, food, beverage and personal care industries. Annually, these industries are estimated to spend over $2 billion and run145 million tests worldwide to monitor their products for the presence of potentially lethal pathogens such as E. coli, Listeria, and salmonella bacteria. Classical microbiological methods (e.g. culture plates) account for approximately 70% of all microbial detection tests and require days to perform.

ABOUT CAMBREX

      Cambrex is a global, diversified life science company dedicated to providing high quality products and services to accelerate discovery, development, and manufacturing of human therapeutics. Product innovations for pathogen testing have included the PyroSense(TM) on-line endotoxin detection system and MycoAlert(TM), a rapid and highly sensitive test for the presence of mycoplasma. The Company employs approximately 1900 people worldwide. For more information, go to www.cambrex.com.

FORWARD LOOKING STATEMENTS

      This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as "expects", "anticipates", "intends", "estimates", "believes" or similar expressions are used in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, technology, manufacturing and legal issues, unfavorable results shipments, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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